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                                                                    EXHIBIT 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:                            AT EDELMAN PUBLIC RELATIONS:
Mark J. Schulte                            Kenneth G. Trantowski
President and Chief Executive Officer      Executive Vice President & General
                                           Manager
(312) 977-3700                             (312) 240-2625


FOR IMMEDIATE RELEASE
APRIL 20, 2000

     BROOKDALE LIVING COMMUNITIES, INC. ANNOUNCES FORTRESS' AGREEMENT TO
                PURCHASE COMMON STOCK FROM A MAJOR STOCKHOLDER
                ----------------------------------------------

April 20, 2000 -- Brookdale Living Communities, Inc. (Nasdaq: BLCI), a leading provider of senior and assisted living services to the elderly, today announced that The Prime Group, Inc. and certain of its affiliates have agreed to sell 3,916,850 of their shares of Brookdale common stock, representing approximately 39.8% of Brookdale's outstanding shares, in a privately negotiated transaction to an affiliate of Fortress Investment Fund for an aggregate purchase price of $58,752,750, or $15 per share. In addition, Fortress has agreed to purchase from The Prime Group, Inc. and Michael W. Reschke, Brookdale's Chairman and the principal shareholder of Prime, up to an additional 87,500 shares of Brookdale's common stock which are subject to certain options for an aggregate purchase price of up to $1,312,500, or $15 per share. Completion of the sale is subject to certain customary closing conditions including satisfaction of the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act. Upon completion of the sale, Mr. Reschke will resign from Brookdale's board of directors, and two of Fortress' designees will be elected to Brookdale's board to fill the vacancy created by Mr. Reschke's resignation and to fill the currently existing vacancy on the Board.

The transaction was approved by an independent committee of Brookdale's board based on, among other things, the execution of a standstill agreement by Fortress. The standstill agreement provides that Fortress may not acquire during its term additional Brookdale common stock or engage in other activity designed to acquire control of Brookdale, except in the context of cash tender offer for all of Brookdale's shares at not less than $15 per share, which cannot occur without the board's consent prior to July 5, 2000. The standstill agreement terminates after two years or earlier if Fortress acquires a majority of Brookdale's common stock.

Brookdale Living Communities, Inc. is a leading national provider of senior and assisted living services to the elderly, with 24 facilities in 14 states containing an aggregate of approximately 5,328 units in up-scale urban and suburban communities. Additional information is available on Brookdale's website at www.brookdaleliving.com.

This news release contains certain forward-looking statements. When used in this news release, the words "believes," "expects," "anticipates," "estimates" and similar words or expressions are generally intended to identify forward-looking statements. These forward-looking statements involve risks and
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uncertainties, such as the risks detailed in the Company's filings with the
Securities and Exchange Commission.

CONTACT: Mark J. Schulte, President and Chief Executive Officer, Brookdale Living Communities, Inc., 312-977-3700, or Kenneth G. Trantowski, Executive Vice President and General Manager, Edelman, 312-240-2625.

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